Exhibit 99.1
For Immediate Release
VPG Reports Fiscal 2021 First Quarter Results
MALVERN, Pa. (May 11, 2021) - Vishay Precision Group, Inc. (NYSE: VPG), a leading producer of precision sensors and sensor-based systems, today announced its results for its fiscal 2021 first quarter ended April 3, 2021.
First Quarter Highlights:
•Revenues of $70.6 million increased 4.3% from a year ago.
•Gross profit margin was 40.5% as compared to 37.0% reported a year ago.
•Adjusted gross profit margin* was 40.5%, as compared to 37.8% reported a year ago
•Operating margin was 9.1% as compared to 6.9% reported a year ago.
•Adjusted operating margin* was 8.7%, as compared to 7.8% reported a year ago.
•Diluted earnings per share of $0.36 as compared to $0.24 reported a year ago.
•Adjusted diluted earnings per share* of $0.31, as compared to $0.24 reported a year ago.
•Cash from operating activities was $5.6 million with adjusted free cash flow* of $(0.1) million.
•Book-to-bill was 1.21.

Ziv Shoshani, Chief Executive Officer of VPG, commented, "Our first quarter marked a good start to the year. We achieved sales of $70.6 million, which was slightly higher than the high-end of our guidance. Our strong book-to-bill of 1.21, which was driven by sequential order growth of 22.0%, reflected demand momentum across our businesses and end markets.
Mr. Shoshani said: "We executed well in the first quarter, and achieved financial results within our target model. We grew our adjusted gross margin compared to the fourth quarter of 2020 and the same quarter a year ago. Our strong cash from operations and solid balance sheet give us the foundation to continue to make the strategic investments in our business to create additional stockholder value."
First Quarter Financial Trends:
The Company's first fiscal quarter 2021 net earnings attributable to VPG stockholders were $5.0 million, or $0.36 per diluted share, compared to $3.3 million, or $0.24 per diluted share, in the first fiscal quarter of 2020.
The first fiscal quarter 2021 adjusted net earnings* attributable to VPG stockholders were $4.2 million, or $0.31 per diluted share, compared to $3.3 million, or $0.24 per diluted share in the first fiscal quarter of 2020.
Segments
Foil Technology Products segment revenue of $32.7 million in the first fiscal quarter of 2021 increased 7.3% from $30.5 million in the first fiscal quarter of 2020; sequentially, revenue decreased 10.3% compared to $36.5 million in the fourth quarter of 2020. The year-over-year increase in revenue was primarily attributable to an increase in our advanced sensors product line primarily in our consumer-related markets and an increase in our precision foil resistors revenue to the avionics, military and space market, which was partially offset by lower revenue of Pacific Instruments in the avionics, military and space market. Sequentially, the decline in revenue was primarily due to lower sales of Pacific Instruments and precision foil resistors in the avionics, military and space market, partially offset by an increase in precision foil resistors in the test and measurements market.
Gross profit margin for the Foil Technology Products segment was 39.9% (or, 40.4% adjusted to exclude the impact of COVID-19 and start-up costs related to the new advanced sensors facility) for the first fiscal quarter of 2021, which increased compared to 36.7% in the first fiscal quarter of 2020, and to 38.4% (or, 38.9% adjusted to exclude the impact of COVID-19) in the fourth fiscal quarter of 2020. The year-over-year increase in adjusted gross profit margin was primarily due to higher revenue, favorable product mix, and manufacturing efficiencies. Sequentially, the higher adjusted gross profit margin was due to favorable product mix, manufacturing efficiencies and one-time inventory adjustments in the fourth quarter which did not reoccur, partially offset by lower revenue.
Force Sensors segment revenue of $16.9 million in the first fiscal quarter of 2021 increased 15.2% compared to $14.7 million in the first fiscal quarter of 2020 and was 4.2% higher than $16.3 million in the fourth quarter of 2020. The year-over-year increase was primarily due to higher revenue in our other markets, mainly agriculture and consumer. The sequential increase was primarily due to higher revenue in the industrial weighing and general industrial markets.
Gross profit margin for the Force Sensors segment was 35.7% (or, 36.0% adjusted to exclude the impact of COVID-19) for the first fiscal quarter of 2021, which was an increase compared to 24.3% in the first fiscal quarter of 2020, and 29.1% (or, 29.6% adjusted to exclude the impact of COVID-19) in the fourth fiscal quarter of 2020. The year-over-year increase in adjusted gross profit margin was primarily due to higher revenue, an increase in inventory, cost controls and a positive impact of foreign exchange. Sequentially, adjusted gross profit margin increased primarily due to higher revenue and manufacturing efficiencies.
Weighing and Control Systems segment revenue of $20.9 million in the first fiscal quarter of 2021 declined 7.0% year-over-year from $22.5 million in the first fiscal quarter of 2020 and were 7.8% lower than $22.7 million in the fourth fiscal quarter of 2020. The year-over-year and sequential declines in revenue were primarily attributable to lower project-driven revenue of Dynamic Systems Inc. ("DSI") and KELK steel-related revenue, which was partially offset by higher revenue of our onboard weighing products for the transportation market.
Gross profit margin for the Weighing and Control Systems segment was 45.6% (or, 44.3% adjusted to exclude the purchase accounting adjustments related to the DSI acquisition and the impact of COVID-19), compared to 45.7% (or, 48.0% adjusted to exclude the purchase accounting adjustments related to the DSI acquisition), from the first fiscal quarter of 2020, and 44.0% (or, 42.5% adjusted to exclude the purchase accounting adjustments related to the DSI acquisition and the impact of COVID-19) in the fourth fiscal quarter of 2020. The year-over-year decrease in adjusted gross profit margin was mostly due to lower revenue. The sequential increase in adjusted gross profit margin was mainly due to favorable product mix and an increase in inventory, partially offset by lower revenue.

Impacts From the Global COVID-19 Pandemic:
As of May 11, 2021, all of the Company’s facilities are open and operational. The Company is continuing to maintain COVID-19 best practices it believes are warranted with respect to working conditions. Nonetheless, given the ongoing uncertainty concerning the magnitude and duration of the COVID-19 pandemic around the world, any ongoing economic disruption may adversely affect the Company’s business and financial results.

Near-Term Outlook
“We expect net revenues to grow sequentially and be in the range of $71 million to $77 million for the second fiscal quarter of 2021, at constant first fiscal quarter 2021 exchange rates,” concluded Mr. Shoshani.

*Use of Non-GAAP Financial Information
We define “adjusted gross profit margin" as gross profit margin before purchase accounting adjustments related to the DSI acquisition, start up costs, and the impacts of COVID-19 costs. We define "adjusted operating margin" as operating margin before purchase accounting adjustments, start-up costs, COVID-19 costs, and restructuring costs. We define "adjusted net earnings” and "adjusted diluted net earnings per share" as net earnings attributable to VPG stockholders before purchase accounting adjustments, start up costs, COVID-19 costs, restructuring costs, foreign exchange gains and losses, and associated tax effects. "Adjusted free cash flow" for the first fiscal quarter of 2021 is defined as the amount of cash generated from operating activities ($5.6 million), in excess of our capital expenditures ($5.7 million), net of proceeds, if any, from the sale of assets ($0.0 million).
Management believes that these non-GAAP measures are useful to investors because each presents what management views as our core operating results for the relevant period. The adjustments to the applicable GAAP measures relate to occurrences or events that are outside of our core operations, and management believes that the use of these non-GAAP measures provides a consistent basis to evaluate our operating profitability and performance trends across comparable periods. These reconciling items are indicated on the accompanying reconciliation schedules and are more fully described in VPG’s financial statements presented in our Annual Report on Form 10-K and its Quarterly Reports on Forms 10-Q.
Conference Call and Webcast
A conference call will be held today (May 11, 2021) at 10:00 a.m. ET (9:00 a.m. CT). To access the conference call, interested parties may call 1-888-317-6003 or internationally 1-412-317-6061 and use passcode 5208376, or log on to the investor relations page of the VPG website at www.vpgsensors.com.
A replay will be available approximately one hour after the completion of the call by calling toll-free 1-877-344-7529 or internationally 1-412-317-0088 and by using the passcode 10153367. The replay will also be available on the investor relations page of the VPG website at www.vpgsensors.com for a limited time.

About VPG
Vishay Precision Group, Inc. (VPG) is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based measurement systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of foil technology products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the company's force sensors products and its’ weighing and control systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. To learn more, visit VPG at www.vpgsensors.com.

Forward-Looking Statements
From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.
Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; difficulties or delays in identifying, negotiating and completing acquisitions and integrating acquired companies; the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; political, economic, health (including the COVID-19 pandemic) and military instability in the countries in which we operate; difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to achieve efficiencies; significant developments from the recent and potential changes in tariffs and trade regulation; our efforts and efforts by governmental authorities to mitigate the COVID-19 pandemic, such as travel bans, shelter-in-place orders and business closures and the related impact on resource allocations, manufacturing and supply chains; the Company’s status as a “critical”, “essential” or

“life-sustaining” business in light of COVID-19 business closure laws, orders and guidance being challenged by a governmental body or other applicable authority; the Company’s ability to execute its business continuity, operational and budget plans in light of the COVID-19 pandemic; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Steve Cantor
Vishay Precision Group, Inc.
781-222-3516
steve.cantor@vpgsensors.com

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarter ended
	April 3, 2021	March 28, 2020
Net revenues	$70,589	$67,696
Costs of products sold	41,967	42,631
Gross profit	28,622	25,065
Gross profit margin	40.5%	37.0%

Selling, general, and administrative expenses	22,183	20,291
Restructuring costs	—	130
Operating income	6,439	4,644
Operating margin	9.1%	6.9%

Other income (expense):
Interest expense	(305)	(461)
Other	573	683
Other income (expense)	268	222

Income before taxes	6,707	4,866

Income tax expense	1,764	1,574

Net earnings	4,943	3,292
Less: net earnings attributable to noncontrolling interests	(18)	(20)
Net earnings attributable to VPG stockholders	$4,961	$3,312

Basic earnings per share attributable to VPG stockholders	$0.36	$0.24
Diluted earnings per share attributable to VPG stockholders	$0.36	$0.24

Weighted average shares outstanding - basic	13,593	13,541
Weighted average shares outstanding - diluted	13,629	13,586

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	April 3, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$96,154	$98,438
Accounts receivable, net	43,884	45,339
Inventories:
Raw materials	21,604	21,894
Work in process	23,991	21,534
Finished goods	18,702	18,920
Inventories, net	64,297	62,348

Prepaid expenses and other current assets	15,287	15,761
Total current assets	219,622	221,886

Property and equipment, at cost:
Land	4,268	4,282
Buildings and improvements	66,611	67,581
Machinery and equipment	118,136	115,717
Software	10,067	10,026
Construction in progress	6,374	6,341
Accumulated depreciation	(129,401)	(128,931)
Property and equipment, net	76,055	75,016

Goodwill	31,167	31,105
Intangible assets, net	31,523	32,039
Operating lease right-of-use assets	20,647	21,788
Other assets	19,586	20,053
Total assets	$398,600	$401,887

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	April 3, 2021	December 31, 2020
	(Unaudited)
Liabilities and equity
Current liabilities:
Trade accounts payable	$9,310	$10,487
Payroll and related expenses	14,670	17,595
Other accrued expenses	15,211	13,843
Income taxes	1,394	1,593
Current portion of operating lease liabilities	3,812	4,011
Current portion of long-term debt	—	18
Total current liabilities	44,397	47,547

Long-term debt, less current portion	40,648	40,626
Deferred income taxes	3,178	3,403
Operating lease liabilities	17,867	19,504
Other liabilities	15,920	16,263
Accrued pension and other postretirement costs	15,971	16,687
Total liabilities	137,981	144,030

Commitments and contingencies

Equity:
Common stock	1,320	1,317
Class B convertible common stock	103	103
Treasury stock	(8,765)	(8,765)
Capital in excess of par value	197,282	197,764
Retained earnings	105,036	100,075
Accumulated other comprehensive loss	(34,262)	(32,671)
Total Vishay Precision Group, Inc. stockholders' equity	260,714	257,823
Noncontrolling interests	(95)	34
Total equity	260,619	257,857
Total liabilities and equity	$398,600	$401,887

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)
	Three Fiscal Months Ended
	April 3, 2021	March 28, 2020
Operating activities
Net earnings	$4,943	$3,292
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	3,522	3,199
Loss from extinguishment of debt	—	30
Gain on sale of property and equipment	(1)	(3)
Share-based compensation expense	366	379
Inventory write-offs for obsolescence	613	631
Deferred income taxes	(116)	(233)
Other	(1,659)	(1,137)
Net changes in operating assets and liabilities:
Accounts receivable, net	753	(4,956)
Inventories, net	(3,089)	1,449
Prepaid expenses and other current assets	366	(1,380)
Trade accounts payable	526	(617)
Other current liabilities	(601)	5,642
Net cash provided by operating activities	5,623	6,296

Investing activities
Capital expenditures	(5,746)	(3,344)
Proceeds from sale of property and equipment	3	15
Net cash used in investing activities	(5,743)	(3,329)

Financing activities
Principal payments on long-term debt	(18)	(3,385)
Debt issuance costs	—	(402)
Distributions to noncontrolling interests	(111)	(25)
Payments of employee taxes on certain share-based arrangements	(846)	(813)
Net cash used in financing activities	(975)	(4,625)
Effect of exchange rate changes on cash and cash equivalents	(1,189)	(2,521)
Decrease in cash and cash equivalents	(2,284)	(4,179)

Cash and cash equivalents at beginning of period	98,438	86,910
Cash and cash equivalents at end of period	$96,154	$82,731

Supplemental disclosure of investing transactions:
Capital expenditures purchased	$(4,150)	$(3,178)
Capital expenditures accrued but not yet paid	$965	$1,016

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Profit, Operating Income, Net Earnings Attributable to VPG Stockholders and Diluted Earnings Per Share
(Unaudited - In thousands)

	Gross Profit		Operating Income		Net Earnings Attributable to VPG Stockholders		Diluted Earnings Per share
Three months ended	April 3, 2021	March 28, 2020	April 3, 2021	March 28, 2020	April 3, 2021	March 28, 2020	April 3, 2021	March 28, 2020
As reported - GAAP	$28,622	$25,065	$6,439	$4,644	$4,961	$3,312	$0.36	$0.24
As reported - GAAP Margins	40.5%	37.0%	9.1%	6.9%
Acquisition purchase accounting adjustments	11	515	11	515	11	515	—	0.04
COVID-19 impact	(151)		(443)		(443)		(0.03)
Start-up costs	129	—	129	—	129	—	0.01	—
Restructuring costs		—	—	130	—	130	—	0.01
Foreign exchange (gain)/loss		—		—	(735)	(900)	(0.05)	(0.07)
Less: Tax effect of reconciling items and discrete tax items		—		—	(233)	(194)	(0.02)	(0.02)
As Adjusted - Non GAAP	$28,611	$25,580	$6,136	$5,289	$4,156	$3,251	$0.31	$0.24
As Adjusted - Non GAAP Margins	40.5%	37.8%	8.7%	7.8%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted Gross Profit by segment
(Unaudited - In thousands)

	Fiscal quarter ended
	April 3, 2021	March 28, 2020	December 31, 2020
Foil Technology Products
As reported - GAAP	$13,039	$11,201	$14,023
As reported - GAAP Margins	39.9%	36.7%	38.4%
COVID-19 impact	53	—	163
Start-up costs	$129	$—	$—
As Adjusted - Non GAAP	$13,221	$11,201	$14,186
As Adjusted - Non GAAP Margins	40.4%	36.7%	38.9%

Force Sensors
As reported - GAAP	$6,040	$3,572	$4,737
As reported - GAAP Margins	35.7%	24.3%	29.1%
COVID-19 impact	64	—	81
As Adjusted - Non GAAP	$6,104	$3,572	$4,818
As Adjusted - Non GAAP Margins	36.0%	24.3%	29.6%

Weighing and Control Systems
As reported - GAAP	$9,543	$10,292	$9,987
As reported - GAAP Margins	45.6%	45.7%	44.0%
Acquisition purchase accounting adjustments	11	515	9
COVID-19 impact	(268)	—	(346)
As Adjusted - Non GAAP	$9,286	$10,807	$9,650
As Adjusted - Non GAAP Margins	44.3%	48.0%	42.5%